Exhibit 10.29

ENGILITY HOLDINGS, INC.

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN, adopted as of May 15, 2017 (the “Effective Date”) by ENGILITY HOLDINGS, INC., a Delaware corporation, has been established to provide for the payment of severance benefits to Eligible Employees (as defined below).

Section 1.Definitions.  Unless the context clearly indicates otherwise, when used in this Plan:

(a)“Actual Bonus” means any Bonus actually paid or payable to an Eligible Employee (excluding any reduction in amount resulting from an adverse change to the assumptions (including an Eligible Employee’s Target Bonus) or calculation methodology for determining the amount of such Bonus made on or after a Change in Control).

(b)“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(c)“Annual Bonus” means the greater of (i) the Eligible Employee’s Average Bonus or (ii) the Eligible Employee’s Target Bonus, as determined immediately prior to the date of the Eligible Employee’s termination of employment.

(d)“Annual Compensation” means the sum of (x) the greater of the Eligible Employee’s Base Salary in effect (A) immediately prior to the date of the Change in Control or (B) immediately prior to the date of termination of the Eligible Employee (or, if an Eligible Employee resigns for Good Reason, immediately prior to the event set forth in the notice of termination given in accordance with Section 16 of this Plan), and (y) the Eligible Employee Annual Bonus.

(e)“Anticipatory Termination” means a termination of an Eligible Employee made in connection with or in anticipation of a Change in Control at the request of, or upon the initiative of, the acquiror in the Change in Control transaction or otherwise in connection with or anticipation of the Change in Control.

(f) “Average Bonus” means the average of all Bonuses paid or payable to an Eligible Employee in respect of the three Fiscal Years ended prior to the Fiscal Year in which the employment of the Eligible Employee is terminated (or, if the Eligible Employee was not employed by the Company during each of such Fiscal Years, such lesser number of Fiscal Years during which the Eligible Employee was so employed); provided that for purposes of calculating “Average Bonus,” any pro-rated Bonus awarded to the Eligible Employee for a Fiscal Year in which the Eligible Employee was employed for less than the full Fiscal Year shall be annualized;

(g)“Base Salary” means an Eligible Employee’s annual rate of base salary in effect on the date in question, determined on a “gross wages” basis (i.e., prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Code), and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(h)“Board” means the board of directors of the Company.

(i)“Bonus” means the amount payable to an Eligible Employee under the Company’s applicable annual cash incentive bonus plan with respect to a Fiscal Year.

(j)“Bonus Fraction” means, with respect to any Eligible Employee, a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Eligible Employee’s Employer in the Fiscal Year in which the Eligible Employee’s termination occurs and the denominator of which shall equal 365.

(k)“Cause” means, with respect to an Eligible Employee, “Cause” as defined in such individual’s employment or similar agreement with the Company or an Affiliate, or in the absence thereof, “Cause” shall mean an Eligible Employee’s:

(1)intentional and material failure to perform, or gross negligence in the performance of, reasonably assigned duties of the Eligible Employee’s position, which failure or the effects of such failure the Eligible Employee does not cure within fifteen days of the Company providing written notice of such failure;

(2)material personal dishonesty or willful misconduct in the performance of duties or with respect to the Company or its Affiliates;

(3)misappropriation of funds or fraud with respect to the Company or its Affiliates;

(4)conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or

(5)(a) any breach by an Eligible Employee of, or any act by the Eligible Employee causing the Company or its Affiliates to breach, applicable laws or regulations relating to securities of the Company or its Affiliates or other material laws or regulations relating to the Company or its Affiliates, or (b) any willful or grossly negligent act by the Eligible Employee resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (a), and (b) above, that materially adversely affects the Company or its Affiliates or the Eligible Employee’s ability to perform his or her duties to his or her Employer.

For purposes of this definition, an act, or failure to act, on an Eligible Employee’s part shall be deemed “willful” if done, or omitted to be done, by the Eligible Employee in bad faith and without reasonable belief that the action or omission was in the best interest of his or her Employer. Any termination for Cause shall be communicated by written notice to the Eligible Employee given in accordance with Section 16 hereof, and shall be subject to cure by the Eligible Employee in the case of item (1) above.

(l)“CEO Designee” means any employee of the Company or its wholly-owned subsidiaries designated by the Chief Executive Officer in writing to participate in the Plan, and then ratified by the Compensation Committee.

(m)“CEO Direct Report” means any Employee of the Company or any of its wholly-owned subsidiaries who reports directly to the Chief Executive Officer.

(n)“Change in Control” means:

(1)the acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the Company’s then outstanding voting securities, other than by any employee benefit plan maintained by the Company;

(2)the sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole; or

(3)the election, including the filling of vacancies, during any period of 24 months or less, of 50% or more, of the members of the Board, without the approval of Continuing Directors, as constituted at the beginning of such period. “Continuing Director” shall mean any director of the Company who either (i) is a member of the Board on May 15, 2017, or (ii) is nominated for election to the Board by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors; provided, however, that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy

Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest.

(o)“Chief Executive Officer” means the Chief Executive Officer of the Company.

(p)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(q)“Code” means the Internal Revenue Code of 1986, as amended.

(r)“Company” means Engility Holdings, Inc., a Delaware corporation and, after a Change in Control, any successor or successors thereto.

(s)“Compensation Committee” means the Compensation Committee of the Board.

(t)“Disability” means that an Eligible Employee, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a subsidiary in which the Eligible Employee is eligible to participate.

(u)“Eligible Employee” means an Employee whose employment with Employee’s Employer (i) is terminated by the Employer for any reason other than Cause, Disability or death (A) as an Anticipatory Termination, but only (x) if an anticipated Change in Control actually occurs during the period in which this Plan is effective and (y) to the extent such Change in Control also constitutes a change in ownership or effective control, or in the ownership of a substantial portion of the assets, within the meaning of Section 409A(a)(2)(A)(v) of the Code or (B) during the two-year period beginning on the effective date of a Change in Control, or (ii) terminates during the two-year period beginning on the effective date of a Change in Control on account of such Employee’s resignation for Good Reason within six months from the date the Employee first becomes actually aware of the existence of Good Reason.

(v)“Employee” means a person qualifying as any of following immediately prior to the date of a Change in Control: (i) the Chief Executive Officer, (ii) any Senior Vice President or higher position (e.g., President, Executive Vice President, etc.), (iii) any Vice President and (iv) any CEO Designee.

(w)“Employer” means, with respect to any Eligible Employee, the legal entity that employed such person prior to any termination of employment contemplated hereunder.

(x)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y)“Fiscal Year” means any given fiscal year of the Company.

(z)“Good Reason” means any of the following actions on or after a Change in Control, without the Eligible Employee’s express prior written approval, other than due to Employee’s Disability or death:

(1)any material reduction in Base Salary or Target Bonus or, if applicable, long-term incentive opportunity;

(2)subject to the terms and conditions of the applicable plan(s), any failure by an acquiror to continue to provide employee benefits that are substantially comparable in the aggregate to those afforded to the Employee immediately prior to the Change in Control; for this purpose “employee benefits” shall mean retirement, fringe and welfare benefits;

(3)any material adverse change in the Eligible Employee’s position, duties or responsibilities, or an assignment to the Eligible Employee of duties that are materially inconsistent with the Eligible Employee’s position;

(4)any relocation of the Eligible Employee’s principal place of business of 50 miles or more, provided that such relocation also increases the Eligible Employee’s commute by at least 25 miles; or

(5)the failure of any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company in connection with any Change in Control, by agreement in writing in form and substance reasonably satisfactory to the Eligible Employee, expressly, absolutely and unconditionally to assume and agree to perform all obligations under this Plan.

An Eligible Employee must provide written notice to the Company pursuant to Section 16 hereof of the Eligible Employee’s intent to resign for Good Reason within 45 days of the Eligible Employee’s actual or constructive knowledge of the occurrence of an event described in subparagraphs (1) to (5) above (each, a “Good Reason Event”) in order for the Eligible Employee’s resignation for Good Reason to be effective hereunder.  Upon receipt of such notice, the Company shall have 30 days (the “Cure Period”) to rectify the Good Reason Event.  If the Company fails to rectify the Good Reason Event prior to the expiration of the Cure Period, then the Eligible Employee may terminate employment within 30 days following the expiration of the Cure Period, and such termination will be considered for Good Reason.

(aa)“Plan” means this Engility Holdings, Inc. Change in Control Severance Plan, as in effect from time to time.

(bb)“Release” means a release to be signed by an Eligible Employee in such standard form as the Company shall reasonably determine, which shall, to the extent permitted by law, waive all employment-related claims and actions against the Company and such other related parties and entities as the Company reasonably chooses to include in the release except for claims and actions for benefits provided under (or contemplated by) the terms of this Plan (which Release is not revoked by the Eligible Employee).

(cc)“Senior Vice President” means any Senior Vice President of the Company or any of its wholly-owned subsidiaries.

(dd)“Severance Multiple” means, with respect to any Eligible Employee, the highest of the following multiples applicable to such person:

(1)the multiple of three (3), for the Chief Executive Officer;

(2)the multiple of two (2), for each Senior Vice President or higher position (e.g., President, Executive Vice President, etc.); and

(3)the multiple of one (1), for each Vice President or CEO Designee.

(ee) “Target Bonus” means the greater of (1) an Eligible Employee’s target Bonus, determined as the percentage of salary that may be earned by the Eligible Employee as a Bonus if the applicable performance measures are achieved at the “target” (or similar) level, as in effect immediately prior to the date of the Change in Control or (2) an Eligible Employee’s target Bonus in effect immediately prior to the date on which the Eligible Employee is terminated (or, if an Eligible Employee resigns for Good Reason, immediately prior to the event set forth in the notice of termination given in accordance with Section 16).

(ff)“Vice President” means any Vice President of the Company or any of its wholly-owned subsidiaries who is a CEO Direct Report.

Section 2.Severance Benefits.  Each Eligible Employee who executes a Release in the manner prescribed by the Company within 45 days following such Eligible Employee’s date of termination (and does not revoke such Release within the 7-day revocation period therein), and additionally, for each Employee who agrees at such time to be subject to the restrictive covenants set forth on Exhibit A shall become entitled to the following:

(a)Severance Pay.

(1)Each such Eligible Employee shall be entitled to receive cash severance pay from his or her Employer in a lump sum amount equal to the sum of:

(i)the Eligible Employee’s Severance Multiple, multiplied by the Eligible Employee’s Annual Compensation; and

(ii)either: (a) if determinable on the date of termination (i.e., by way of a formula or calculation applied on a basis consistent with past practice), the Actual Bonus for the Eligible Employee’s actual period of service during the year of termination, or (b) the Average Bonus multiplied by the Bonus Fraction.

(b)Welfare Benefit Continuation.

(1)For each such Eligible Employee, for a period of years (or fractions thereof) equal to the Severance Multiple following the Eligible Employee’s termination of employment (the “Employee Welfare Continuation Period”), the Eligible Employee and such Eligible Employee’s spouse and eligible dependents (each as defined under the applicable program) shall receive: (x) medical and dental insurance coverages at the same benefit levels as provided to the Eligible Employee immediately prior to the Change in Control, for which the Company will (A) reimburse the Eligible Employee (on an after-tax basis) during the first 18 months of the Employee Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by the Eligible Employee during the Employee Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums payable by the Eligible Employee for such continued benefits in excess of the cost the Eligible Employee paid for such coverage (on a monthly premium basis) immediately prior to such termination of employment and (B) provide such coverage for any remaining portion of the Employee Welfare Continuation Period at the same cost to the Eligible Employee (on an after-tax basis) as is generally provided to similarly situated active employees of the Company (or, if it is not possible, would result in adverse tax consequences, or is cost-prohibitive for the Company to provide such coverage for such remaining portion, the Company will pay the Eligible Employee a cash lump sum payment equal to the premiums the Company would have paid if the Eligible Employee had remained an active employer, subject to Section 5 hereof), provided, however, that if, during the Employee Welfare Continuation Period, the Eligible Employee becomes employed by a new employer that provides medical and dental coverage, the Company’s continuing medical and dental coverage (and any cash payments in lieu thereof) shall cease; and (y) life insurance coverage at the same benefit level as provided to the Eligible Employee immediately prior to the Change in Control and at the same cost to the Eligible Employee as is generally provided to similarly situated active employees of the Company (or if such coverage is no longer provided by the Company, then at the Employee’s cost immediately prior to the Change in Control).

(c)Outplacement.  Such Eligible Employee shall receive reasonable outplacement services to be provided by a provider selected by such Eligible Employee, the cost of which shall be borne by the Company.

(d)Equity Awards.  All outstanding equity awards held by Eligible Employees shall be governed solely by the terms and conditions of the grant agreements (or, to the extent not addressed in the particular grant agreement, the underlying equity incentive plan) for such awards.

Section 3.Time of Severance Payments.  The cash severance payable to an Eligible Employee under Section 2(a)(i) above shall be paid to such Eligible Employee in a single lump sum less applicable withholdings under Section 5 of this Plan on the 60th day following the Eligible Employee’s date of termination, except as otherwise provided in this Plan. The cash severance payable to an Eligible Employee under Section 2(a)(ii) above shall be paid to such Eligible Employee at the same time that Bonuses are paid to the Company’s eligible active employees in the Fiscal Year following the Fiscal Year in which the Bonus was earned and in accordance with the applicable annual cash incentive bonus plan; provided, however, in either case that the Company shall not be required to pay or continue to pay the cash severance pay benefits (or other severance benefits in Section 2) in the event such Eligible Employee does not sign a Release within the required time period or such Eligible Employee revokes the Release during the time to revoke, if any; and provided, further, that if the designated period for executing such a Release spans two calendar years, the cash severance pay benefits payable under Section 2 above shall be paid to such Eligible Employee in the second calendar year.  The foregoing shall be subject to the provisions of Section 6(b) relating to Section 409A of the Code, if and to the extent applicable.

Section 4.Accrued Benefits.  Upon an Eligible Employee’s termination of employment in connection with or following a Change in Control, such Eligible Employee shall be entitled to receive the following as accrued benefits: (i) any unpaid Base Salary through the date of such Eligible Employee’s termination and (ii) any earned but unpaid Bonus applicable to the Fiscal Year immediately preceding the Fiscal Year in which the termination occurs.  In addition, such Eligible Employee shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Employee in accordance with Company policies prior to the date of such Eligible Employee’s termination.  Such Eligible Employee shall also be able to receive such other benefits to which such Eligible Employee may be entitled pursuant to the terms and conditions of (1) the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy and as provided in Section 14(a) of this Plan, and (2) the indemnification and D&O insurance plans, policies or programs of the Company.

Section 5.Tax Withholding.  The Company shall withhold from any amount payable to an Eligible Employee pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Company is required by applicable law to so withhold from and remit on behalf of such Eligible Employee.

Section 6.Section 409A.

(a)Notwithstanding any other provision of this Plan, any payments or benefits due under this Plan upon or in connection with a termination of an Eligible Employee’s employment shall be paid, and this Plan shall be interpreted, in a manner that is intended to comply with Section 409A of the Code, including regulations promulgated thereunder (“Section 409A”).  Each payment made or benefit provided under this Plan shall be designated as a “separate payment” within the meaning of Section 409A.  To the maximum extent permitted, such payments or benefits shall be treated as separate payments that qualify for the “short-term deferral” exception under Section 409A and for the “involuntary separation pay” exception under Section 409A.

(b)In the event an Eligible Employee who is a “specified employee” within the meaning of the Section 409A becomes entitled to the payment of any severance payments or benefits under this Plan, such payment or benefit shall be deferred until the date that is six months following the Eligible Employee’s “separation from service” (within the meaning of Section 409A), if and to the extent such delay is required to comply with Section 409A and the exceptions under Section 409A do not apply.

(c)To the extent any reimbursements or in-kind benefits due to an Eligible Employee under this Plan constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to such Eligible Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

(d)Notwithstanding the foregoing, neither the Company nor any of its employees or representatives shall have any liability to any Eligible Employee to the extent that any payment or benefit hereunder is determined to be subject to any tax or interest under Section 409A.

Section 7.Limitation of Certain Payments.

(a)In the event the Company determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent registered public accounting firm of the Company), that part or all of the consideration, compensation or benefits to be paid to an Eligible Employee under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to such Eligible Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times such Eligible Employee’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Employee Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of such Eligible Employee shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Company determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent registered public accounting firm of the Company), that without such reduction such Eligible Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that such Eligible Employee would be entitled to retain upon his receipt of the Reduced Amount.

(b)If the determination made pursuant to clause (a) of this Section 7 results in a reduction of the payments that would otherwise be paid to such Eligible Employee except for the application of clause (a) of this Section 7, the reduction shall be made in the following order: (i) first, any stock options whose exercise price is less than the fair market value of the Company’s stock in a transaction subject to Section 280G of the Code shall be cancelled; (ii) second, cash payments set forth in Section 2(a) shall be reduced; (iii) third, other cash payments; and (iv) fourth, all other non-cash benefits and each to the minimum extent as required by the operation of this Section 7.  Such reductions shall be made otherwise in a manner consistent with the requirements of Section 409A.  Determinations hereunder shall take into account the exclusion for reasonable compensation for services to be rendered (including agreements not to render services) after a change in control in accordance with Section 280G of the Code, as determined by an independent nationally recognized public accounting firm (which may, but need not be the independent registered public accounting firm of the Company).

(c)As a result of potential uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made to an Eligible Employee by his or her Employer which should not have been made under clause (a) of this Section 7 (“Overpayment”) or that additional payments which are not made by such Employer pursuant to clause (a) of this Section 7 should have been made (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by such Eligible Employee to the Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of such Eligible Employee, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

Section 8.Dispute Resolution.  Any dispute hereunder or with regard to any document or agreement referred to herein shall be resolved by arbitration before JAMS in Washington, DC.  The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction.

Section 9.Applicable Law.  This Plan shall be governed and construed in accordance with applicable federal law; provided, however, that wherever such law does not otherwise preempt state law, the laws of the Commonwealth of Virginia shall govern.

Section 10.Legal Fees.  All reasonable legal fees and expenses incurred by an Eligible Employee in connection with any non-frivolous claim to enforce any right to payment made pursuant to this Plan shall be borne by the Company.

Section 11.Plan Term; Amendment and Termination.  The term of this Plan shall initially expire on December 31, 2020 (the “Plan Term”), provided that on such date and on each anniversary date thereof, the Plan Term shall be extended for an additional one (1) year unless, at least 6 months prior to such anniversary date, the Board takes action to terminate the Plan (effective at the expiration of the then-current Plan Term), and provides written notice to Eligible Employees of such action.  During the Plan Term, the Plan may not be amended in any manner that is adverse to an Eligible Employee, without the written consent of the Eligible Employee.  No amendment or termination of the Plan shall impair the rights of an Eligible Employee who has incurred a termination of employment with entitlement to severance payments of benefits under the Plan.  Subject to the foregoing limitations, the Company reserves the right to amend or terminate the Plan, by action of the Board; provided, that no such amendment or termination shall be effective if made in connection with or in anticipation of a Change in Control at the request of, or upon the initiative of, the acquiror in the Change in Control transaction or otherwise in connection with or anticipation of the Change in Control.  After the occurrence of a Change in Control and during the two-year period beginning on the effective date of the Change in Control, this Plan may not be amended in a manner that would materially, adversely affect Eligible Employees’ rights under the Plan or terminated without the consent of a majority of the Eligible Employees who are employed by an Employer at the time of the proposed amendment or termination or who are Eligible Employees receiving severance benefits pursuant to Section 2 of this Plan at such time.  Any action to amend or terminate this Plan on or after the date on which a Change in Control occurs, without the foregoing consent, shall not be effective prior to the end of the two-year period beginning on the effective date of the Change in Control.

Section 12.Nature of Plan and Rights.  This Plan is an unfunded employee welfare benefit plan, and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Employee or former Employee.  Any payment which becomes due under this Plan to an Eligible Employee shall be made by his or her Employer out of its general assets, and the right of any Eligible Employee to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer. The Plan is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Section 13.Entire Agreement; Offset; No Interference.

(a)This Plan constitutes the entire understanding between the Company and the Eligible Employees with respect to the subject matter hereof and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the payment of severance benefits upon a termination of employment in connection with or following a Change in Control;

provided, that in no event shall payments or benefits provided pursuant to any other severance agreement or policy entitle any Eligible Employee to a duplication of payments and benefits pursuant to this Plan and, in the event of an Anticipatory Termination, any amount payable hereunder shall be offset and reduced by the amount of any termination payments or benefits previously provided to such Eligible Employee under any other severance arrangement with the Company.

(b)Except as expressly provided herein, and subject to the severance payment and benefit provisions hereof, this Plan shall not interfere in any way with the right of the Company to reduce the Eligible Employee’s compensation or other benefits or terminate the Eligible Employee’s employment, with or without Cause.

Section 14.Anticipatory Changes.  Notwithstanding any provision in this Plan to the contrary, no Employee shall suffer any reduction in the level of protections or benefits that would otherwise be enjoyed by the Employee hereunder as a result of any adverse change (including without limitation any such change in Base Salary; Target Bonus; assumptions or calculation methodology used for determining Actual Bonus; insurance coverages; or rank or status as an Employee), made in connection with or in anticipation of a Change in Control at the request of, or upon the initiative of, the acquiror in the Change in Control transaction or otherwise in connection with or anticipation of the Change in Control (each, an “Anticipatory Change”).  In the event of any such Anticipatory Change, the provisions of this Plan shall be applied, and any amounts under this Plan shall be calculated, as if such Anticipatory Change had not occurred.

Section 15.Spendthrift Provision.  No right or interest of an Eligible Employee under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Employee.

Section 16.Notice.  Notice of termination for Cause or resignation for Good Reason shall be given in accordance with this Section, and shall indicate the specific termination provision under the Plan relied upon, and the relevant facts and circumstances. Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Eligible Employee may have furnished to the other in writing in accordance herewith.

If to the Company:

Engility Holdings, Inc.

4803 Stonecroft Boulevard

Chantilly, VA 20151

If to Employee:

To the most recent address of Employee set forth in the personnel records of the Company.

Section 17.Effectiveness.  This Plan shall be effective as of the Effective Date and shall remain in effect until terminated pursuant to Section 11 of this Plan.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
	Name:	Thomas O. Miiller
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

Exhibit A

CONFIDENTIALITY AND NON-COMPETITION RESTRICTIVE COVENANTS

I.Confidentiality.  While employed by the Company, and at any time thereafter, no Eligible Employee shall, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its Affiliates, except when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that the Eligible Employee shall give reasonable notice under the circumstances to the Company that he or she has been notified that he or she will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and the Eligible Employee shall cooperate with the Company to the extent that it reasonably requests him or her to do so.  For purposes of this paragraph I, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its Affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Eligible Employee’s breach of the terms hereof).  Notwithstanding anything herein to the contrary, nothing in this Plan shall: (i) prohibit an Eligible Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting described in clause (i), (iii) prohibit an Eligible Employee from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, (iv) prevent or prohibit an Eligible Employee from participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation, or (v) prevent or prohibit an Eligible Employee from filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.  The Defending Trade Secrets Act provides that an Eligible Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In the event that an Eligible Employee files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, an Eligible Employee may disclose the trade secret to the Eligible Employee’s attorney and use the trade secret information in the court proceeding, if an Eligible Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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II.Non-Competition and Non-Solicitation.  In consideration of the Company’s obligations under the Plan to which this Exhibit A is attached, each Eligible Employee agrees that for a period of no less than twelve (12) months after termination of employment with the Company, without the prior written consent of the Board, and which may be extended at each Eligible Employee’s discretion, up to a period of time commensurate with the Eligible Employee’s Severance Multiple, provided that such election to extend shall take place prior to the Eligible Employee signing the Release in the Plan (A) he or she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any (i) entity which is in Competition with the business of the Company or its Affiliates or (ii) Competitive Activity and (B) he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its Affiliates at any time during the twelve (12) months immediately preceding such solicitation.  For purposes of this paragraph II: (a) an entity shall be deemed to be in “Competition” with the Company or its Affiliates if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or its Affiliates as a part of the business of the Company or its Affiliates within the same geographic area in which the Company effects such sales or dealings or renders such services at the Relevant Date; and (b) “Competitive Activity” shall mean any business into which the Company or any of its Affiliates has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of the Company or its Affiliates if such steps had been completed prior to the Relevant Date; and (c) the term “Relevant Date” shall mean the effective date of termination of the Eligible Employee’s employment with the Company.

III.Exception.  Notwithstanding anything contained in this Exhibit A, nothing herein shall (i) prohibit any Eligible Employee from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in Competition with the Company or its Affiliates or a Competitive Activity, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its Affiliates, so long as the Eligible Employee does not engage in any activity which is in Competition with any business of the Company or its Affiliates or is otherwise a Competitive Activity or (ii) be construed so as to preclude the Eligible Employee from investing in any publicly or privately held company, provided the Eligible Employee’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

IV.Enforcement.  If an Eligible Employee has breached any of the covenants contained in this Exhibit A, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing benefits otherwise required by this Plan and/or obtain an injunction against the Eligible Employee from any court having jurisdiction over the matter restraining any further violation of this Exhibit A by the Eligible Employee.  Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

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